Britton & Koontz Capital Corporation

500 Main Street            601-445-5576
P O Box 1407               601-445-2488  Fax
Natchez, MS  39121         http://www.bkbank.com
                           corporate@bkbank.com


FOR IMMEDIATE RELEASE:     FOR MORE INFORMATION:
January 31, 2000           W. Page Ogden, President & CEO
for (Nasdaq/Symbol BKBK)   Bazile R. Lanneau, Jr., Vice President & CFO

BRITTON & KOONTZ CAPITAL CORPORATION ANNOUNCES STOCK BUYBACK

	Natchez, Mississippi-- Britton & Koontz Capital Corporation today announced that its Board of Directors has approved a plan to buy back up to 85,000 of its common shares. The shares may be repurchased from time-to-time in the open market. Total shares outstanding are 1,767,064.

	 Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz First National Bank which operates four full service offices in Natchez and one in Vicksburg, Mississippi and a Loan Production Office in Baton Rouge, Louisiana. As of December 31, 1999, the Company reported assets and equity of $208.9 and $20.2 million, respectively. The Company's stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company. Total shares outstanding at December 31, 1999, amounted to 1,767,064.